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                                                                Exhibit 4.1

                             COMMAND SYSTEMS, INC.
                2000 NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN


1.   Purpose.

     The purpose of this Non-Employee Director Stock Purchase Plan (the "Plan") is to enhance the ability of Command Systems, Inc., a Delaware corporation (the "Company") to attract, retain and motivate Non-Employee Directors and to further the mutuality of interests between the Company's Non-Employee Directors and stockholders by allowing Non-Employee Directors to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock") at a specified discount, in lieu of receiving cash payment of their director fees.

2.   Administration of the Plan.

     The Plan shall be administered by the Board of Directors of the Company (the "Board"). The interpretation and construction by the Board of any provisions of the Plan or of any other matters related to the Plan shall be final, binding and conclusive on all parties. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board shall be liable for any action or determination made in good-faith with respect to the Plan, unless and to the extent attributable to such member's fraud or wilful misconduct.

3.   Available Shares.

     The maximum number of shares of Common Stock that may be issued under the Plan shall not exceed 150,000, provided that, if any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, the maximum number and/or class of securities that may be issued under the Plan shall be automatically adjusted to reflect such event. Shares of Common Stock available for issuance under the Plan may be either authorized and unissued or held by the Company in its treasury. No fractional shares of Common Stock may be issued under the Plan.

4.   Eligibility and Purchase.

     a. Eligibility. Directors of the Company who are not officers, employees or consultants of the Company or any of its subsidiaries ("Non-Employee Directors") shall be eligible to purchase shares of Common Stock pursuant to the Plan.

     b.   Purchase.

          (i) Election to Purchase Shares. In lieu of receiving cash payment of director fees
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     with respect to any any fiscal quarter or such other period determined by the Board from time to time (the "Offering Period"), each Non-Employee Director may elect, in accordance with Section 4(ii) below, to purchase the number of shares of Common Stock determined by dividing the amount of director fees otherwise payable in cash with respect to an Offering Period by the purchase price per share. The purchase price per share shall be equal to eighty-five percent (85%) (or such greater percentage determined by the Board from time to time) of the Fair Market Value of the Common Stock on the last business day of an Offering Period. Each Non-Employee Director who purchases shares of Common Stock pursuant to the Plan is hereinafter referred to as a "Recipient". Notwithstanding anything herein to the contrary, no Offering Period under the Plan shall commence prior to the approval of the Plan by the Company's stockholders.

          (ii) Form and Timing of Election. Any election to purchase shares of Common Stock or any change or revocation of any such election shall be made on such form as prescribed by the Board from time to time and shall become effective on the first day of the next Offering Period and shall remain effective for all subsequent Offering Periods until revoked by the Non-Employee Director in accordance herewith. If no election is made, the Non-Employee Director shall continue to receive cash payment of his director fees.

          (iii) Fair Market Value. For purposes of the Plan, Fair Market Value shall mean, on any date specified herein, (A) if the Common Stock is listed or admitted to trading on the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "ASE"), the average of the high and low sale price of the Common Stock on such date or if no such sale takes place on any such date, the average of the highest closing bid and lowest closing asked prices thereof, in each case as officially reported on the NYSE or the ASE or (B) if no shares of Common Stock are then listed or admitted to trading on the NYSE or the ASE, the closing price of the Common Stock on such date in the over-the-counter market as shown by the NASDAQ National Market System or, if no such shares are then quoted in such system, as published by the National Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the NYSE selected by the Company, or (C) if no shares of Common Stock are then listed or admitted to trading on the NYSE or the ASE or quoted in the over-the-counter market, the average of the high and low sale price of the Common Stock listed or admitted to trading on a national securities exchange other than the NYSE or the ASE or if no such sale takes place on such date, the average of the highest closing bid and lowest closing asked prices thereof (in each case as officially reported on such national securities exchange). If no shares of Common Stock are then listed or admitted to trading on any national securities exchange and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, the "Fair Market Value" shall be determined in good faith by the Board.

          (iv) Rights Upon Purchase. Each Recipient shall have full rights as a stockholder on the date of purchase with respect to any shares of Common Stock purchased by him under the Plan, including the rights to vote and to receive dividends and special distributions on the total number of shares of Common Stock purchased by such Recipient.

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          (v)   Delivery of Common Stock. Stock certificates representing the shares of Common Stock purchased hereunder shall be promptly delivered to the Recipient or the Recipient's beneficiary or estate, as the case may be. The Company shall not be required to deliver any fractional Share but will pay, in lieu thereof, cash equal to the Fair Market Value of such fractional share on the date of purchase.

          (vi) Beneficiary. A Recipient may file with the Board a written designation of a Beneficiary, on such form as may be prescribed by the Board, to receive any shares of Common Stock or cash payments that become deliverable to the Recipient pursuant to the Plan as a result of the Recipient's death. A Recipient may, from time to time, amend or revoke a designation of Beneficiary. If no designated Beneficiary survives the Recipient, the executor or administrator of the Recipient's estate shall be deemed to be the Recipient's Beneficiary.

5.   Regulatory Compliance and Listing.

     The issuance or delivery of any shares of Common Stock may be postponed by the Company for such period as may be required to comply with federal and state securities laws, any applicable listing requirements of any applicable securities exchange and any other law or regulation applicable to the issuance or delivery of such Common Stock, and the Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery of such Common Stock would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

6.   Termination or Amendment of the Plan.

     The Board may at any time terminate the Plan and may from time to time alter or amend the Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Section 5), provided that, unless otherwise required by law, the rights of a Recipient with respect to the shares of Common Stock purchased prior to such termination, alteration or amendment may not be impaired without the consent of such Recipient.

7.   Miscellaneous.

     c. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company's stockholders.

     d. The Common Stock purchased under the Plan may be either newly issued shares of Common Stock or treasury shares which theretofore have been issued and reacquired by the Company.

     e. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock under the Plan, payment by the Recipient of any taxes required by law with

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respect to the issuance or delivery of such shares.

     f. No Recipient shall be, or shall be deemed to be, a holder of any shares of Common Stock until the date of the issuance of a stock certificate for such shares to him. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

8.   Effective Date of the Plan.

     The Plan shall become effective on February 10, 2000, subject to the approval of the Plan by the stockholders of the Company at the Company's 2000 Annual Meeting of Stockholders.

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